                                                                 Exhibit 99.1

DRAFT RELEASE

   VERTEX PHARMACEUTICALS ANNOUNCES ITS INTENTION TO REDEEM ITS 5% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2007

CAMBRIDGE, MA, SEPTEMBER 8, 2000 -- Vertex Pharmaceuticals Incorporated (Nasdaq:
VRTX) today announced that it expects to mail on or after September 15, 2000 a notice to call for redemption in October 2000 its $175 million aggregate principal amount of 5% Convertible Subordinated Notes due 2007. Prior to the redemption date, holders may convert their Notes into Vertex Common Stock. Based on the current market price of its Common Stock, Vertex expects that holders of the Notes will choose to convert their Notes into Common Stock rather than accept redemption.

Upon redemption, Vertex will pay holders of the Notes $1,000 per $1,000 principal amount of Notes, plus accrued interest. In addition, Vertex will pay a "make-whole" payment of $82.14 per $1,000 principal amount of Notes (approximately $14.4 million in total) to all holders of the Notes on the notice date, including holders who convert their Notes prior to the redemption date. The "make-whole" payment will result in Vertex recognizing a one-time charge of approximately $14.4 million in the third quarter of this year. Holders are entitled to convert the Notes into shares at a conversion price of $40.32 per share, or approximately 24.8 shares of Common Stock per $1,000 principal amount of Notes, after adjustment for the two-for-one stock split of Vertex Common Stock paid in the form of a stock dividend on August 23, 2000.

If all of the Notes are converted, Vertex will issue approximately 4.3 million shares of Common Stock, increasing the Company's total shares outstanding to approximately 58.4 million shares. If none of the Notes are converted, Vertex will make an aggregate redemption payment of $175 million, plus accrued interest, in addition to the $14.4 million total "make-whole" payment.

Vertex Pharmaceuticals Incorporated discovers, develops and markets small molecule drugs that address major unmet medical needs. Vertex has eight drug candidates in clinical development to treat viral diseases, inflammation, cancer, autoimmune diseases and neurological disorders. Vertex has created its pipeline using a proprietary, information-based approach to drug design that integrates multiple technologies in biology, chemistry and biophysics, aimed at increasing the speed and success rate of drug discovery. Vertex's first approved product is Agenerase(TM) (amprenavir), an HIV protease inhibitor, which Vertex co-promotes with Glaxo Wellcome.


                                Page 5 of 8 pages

Vertex Pharmaceuticals Incorporated
Vertex Announces its Intention to Redeem its 5% Convertible Subordinated Notes Due 2007
September 8, 2000
Page 2


The foregoing information regarding Vertex's intention to call for redemption and the expected conversion of its Convertible Subordinated Notes is forward looking. While management makes its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause actual results to vary materially. Risk factors include the possibility that Vertex's Common Stock price could decrease substantially, affecting the Company's decision to call the Notes for redemption or the decisions of investors whether to convert the Notes prior to redemption. Investors are directed to consider other risks and uncertainties discussed in Vertex documents filed with the Securities and Exchange Commission.

This press release is not Vertex's notice of redemption under the indenture governing the Notes. Vertex is not obligated to redeem the Notes or make the "make-whole" payment to any holder until the notice of redemption is mailed to holders of the Notes in accordance with the indenture.

Vertex's press releases are available at WWW.VPHARM.COM, or by fax-on-demand at
(800) 758-5804 -- Code: 938395.

                                      # # #

VERTEX CONTACTS:

Lynne H. Brum, Vice President, Corporate Communications, (617) 577-6614 or Michael Partridge, Associate Director, Corporate Communications (617) 577-6108 or Katie Burns, Manager, Investor Relations, (617) 577-6656


                                Page 6 of 8 pages